Exhibit 10.37
FIRST AMENDMENT TO LEASE
     This First Amendment to Lease (“Amendment”)made and entered into this 13th day of March, 2009, by and between RADNOR PROPERTIES-SDC, L.P., hereinafter referred to as “Landlord” and QLIKTECH, INC., hereinafter referred to as “Tenant”.
     WHEREAS, Landlord leased certain premises consisting of 12,266 rentable square feet of space commonly referred to Suite E220 (“Original Premises”) located at 150 Radnor-Chester Road, Radnor, Pennsylvania 19087 (“Building”), to Tenant pursuant to that certain Lease dated November 15, 2005, hereinafter referred to as “Lease,” the Premises being more particularly described therein; and
     WHEREAS, Tenant desires to expand the size of the Premises by adding an additional 5,064 rentable square feet (“RSF”) of space under the Lease;
     WHEREAS, Landlord and Tenant wish to amend the Lease as follows;
     NOW, THEREFORE, in consideration of these present and the agreement of each other, Landlord and Tenant agree that the Lease shall be and the same is hereby amended as follows:
     1. Incorporation of Recitals. The recitals set forth above, the Lease referred to therein and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Lease.
     2. Lease of Additional Premises.
          (a) The Lease is hereby amended to provide that Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, all that certain space on the second floor of the Building containing approximately 5,064 RSF of space (the “Additional Premises”), as shown on Exhibit “A” and made a part hereof. The term of the Lease for the Additional Premises shall commence upon the later of (i) March 15, 2009, and (ii) substantial completion of the Landlord’s Work (as defined in subparagraph (b) hereof) (“Additional Premises Commencement Date”). The Additional Premises shall be deemed substantially completed when the Landlord’s Work has been completed to the extent that the Additional Premises may be occupied by Tenant for its Permitted Uses, subject only to completion of minor finishing, adjustment of equipment, and other minor construction aspects, and Landlord has procured a temporary or permanent certificate of occupancy permitting the occupancy of the Premises. It is the mutual intention of Landlord and Tenant that the Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Lease except as otherwise expressly provided to the contrary in this Amendment, and to that end Landlord and Tenant hereby agree that from and after the Additional Premises Commencement Date the word “Premises”, as defined in the Lease, shall mean and include both the Original Premises and the Additional Premises, containing a total of 17,330 RSF, unless the context otherwise requires.
          (b) Landlord shall construct and do such other work in the Additional Premises (collectively, the “Landlord’s Work”) in substantial conformity with the plans and outline specifications of the plan, SK-1, prepared by Polek Schwartz Architects dated November 18, 2009, which have been initialed by the parties, and which are herein incorporated by reference. If any material revision or supplement to Landlord’s Work is deemed necessary by Landlord, those revisions and supplements shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld or delayed. If Landlord shall be delayed in such “substantial completion” as a result of (i) Tenant’s failure to furnish plans, specifications or other reasonably requested information for the furtherance of Landlord’s Work within five (5) business days following Landlord’s written request to Tenant for the same; (ii) Tenant’s request for materials, finishes or installations other than Landlord’s standard; (iii) Tenant’s changes in said plans; (iv) the performance or completion of any work, labor or services by a party employed by Tenant; or (v) Tenant’s failure to approve final plans, working drawings or reflective ceiling plans within five (5) business days following Landlord’s written request to Tenant for the same (each, a “Tenant’s Delay”); then the Additional Premises Commencement Date and the payment of Fixed Rent hereunder shall be accelerated by the number of days of such delay . If any change, revision or supplement to the scope of the Landlord’s Work is requested by Tenant then such increased costs associated with such change, revision or supplement shall be paid by Tenant upfront and such occurrence shall not change the Additional Premises Commencement Date of the Term and shall not alter Tenant’s obligations under this Lease. Notwithstanding anything to the contrary stated in Article 2(a) above, the Term shall commence on the date the Additional Premises would have been delivered to Tenant but for Tenant’s Delay or Tenant’s change order. Landlord’s Work constitutes an Alteration under Article 8 of the Lease. Notwithstanding anything to the contrary contained herein, if the entire Tenant Allowance is not spent by Tenant on Landlord’s Work, the balance may be spent by Tenant for furniture, fixtures, or equipment.

          (c) From and after the Additional Premises Commencement Date, Tenant’s Share shall be 5.10%.
          (d) The Additional Premises Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term in the form attached hereto as Exhibit “B”. If Tenant fails to execute or object to the Confirmation of Lease Term within ten (10) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted.
     3. Term: The Lease Term for the Additional Premises shall commence the Additional Premises Commencement Date and terminate on September 30, 2011, coterminously with the Lease.
     4. Fixed Rent:
          (a) From and after the Additional Premises Commencement Date (“APCD”), Tenant shall pay to Landlord Fixed Rent for the Additional Premises (5,064 RSF) as follows:

TIME	PER		MONTHLY	ANNUAL
PERIOD	RSF		INSTALLMENT	FIXED RENT
APCD-02/28/10	$27.00	*	$11,394.00	$136,728.00
03/01/10-02/28/11	$27.50	*	$11,605.00	$139,260.00
03/01/11-09/30/11	$28.00	*	$11,816.00	$141,792.00

*	Plus costs associated with Article 4 and Article 5 of the Lease.
          (b) Notwithstanding anything in the Lease to the contrary, Tenant shall pay to Landlord without notice or demand, and without set-off, except as set forth in this Lease, the annual Fixed Rent payable in the monthly installments of Fixed Rent as set forth above, in advance on the first day of each calendar month during the Term by Term by (i) check sent to Landlord, P.O. Box 8538-363, Philadelphia, PA 19171 or (ii) wire transfer of immediately available funds to the account at Wachovia Bank, Salem NJ account no. 2030000359075 ABA #031201467; such transfer to be confirmed by Landlord’s accounting department upon written request by Tenant. All payments must include the following information: Building #590 and Lease #          . Such numbers shall be provided by Landlord within a reasonable time following execution of this Amendment.
     5. Notice Addresses: All notices under the Lease shall be sent to Landlord at the following address:

with a copy to

Brandywine Operating Partnership, L.P.	Brandywine Realty Trust
555 East Lancaster Avenue, Suite 100	555 East Lancaster Avenue, Suite 100
Radnor, PA 19087	Radnor, PA 19087
Attn: H. Jeffrey DeVuono, Senior Vice President	Attn: Brad A. Molotsky, General Counsel
Phone No.: 610-325-5600	Phone No.: 610-325-5600
Fax No.: 610-325-5622	Fax. No.: 610-832-4928
E-Mail: jeff.devuono@bdnreit.com	E-Mail: brad.molotsky@bdnreit.com
     6. Early Termination. Article 28 of the Lease is hereafter null and void and of further force or effect.
     7. OFAC/Patriot Act Compliance. Tenant represents, warrants and covenants that Tenant is not (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title /II of the USA Patriot Act (Public Law No. 107-56 (October 26,2001)); (II) listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations

Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) engaged in activities prohibited in the Orders; or (vii) (and has not been) convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.). Tenant further represents, warrants and covenants that Tenant shall conduct its business operations in compliance with the forgoing laws, rules, orders and regulations. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants. The breach of either of the above representations, warranties and covenants by Tenant shall be an Event of Default under this Lease.
     8. Tenant Representations: Tenant hereby confirms that (i) the Lease is in full force and effect and Tenant is in possession of the Original Premises; (ii) Landlord has performed all outstanding Tenant Improvements and Landlord’s Work obligations, except as provided in Article 2(b) above; (iii) Tenant has no knowledge of any defaults by Landlord under the Lease.
     9. Brokerage Commission. Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with this proposed transaction. Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.
     10. Binding Effect. Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms. Tenant specifically acknowledges and agrees that Article 18 of the Lease concerning Confession of Judgment is and shall remain in full force and effect In accordance with its terms.
     11. Condition Precedent. This Amendment shall not become effective against Landlord until Landlord successfully terminates the lease for the existing tenant of the Additional Premises. In the event Landlord has not successfully terminated the existing tenant within thirty (30) days following execution of this Amendment, Tenant shall have the option of terminating this Amendment without penalty by written notice delivered to Landlord.
(SIGNATURES ON NEXT PAGE)

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this agreement on the date first above

LANDLORD: RADNOR PROPERTIES-SDC, L.P.
	By:	Radnor GP-SDC, L.L.C., its general partner
WITNESS:

/S/ Authorized Signatory	By:	/S/ Daniel Palazzo
		Name:	DANIEL PALAZZO
		Title:	VICE PRESIDENT — ASSET MANAGER

TENANT: QLIKTECH, INC.
	By:	/S/ William Sorenson
		Name:	William Sorenson
		Title:	CFO

4